EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

TELOS, INC.

THE UNDERSIGNED, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does hereby execute this Certificate of Incorporation and does hereby certify as follows:

FIRST: The name of the corporation is Telos, Inc. (hereinafter called the "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the corporation at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The name and mailing address of the incorporator is: Gerald Chizever, c/o Loeb & Loeb LLP, 10100 Santa Monica Blvd., Suite 2200, Los Angeles, CA 90067.

FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred ten million (210,000,000) shares of which (i) two hundred million (200,000,000) shares shall be common stock, par value $.0001 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares shall be preferred stock, par value $.0001 per share (the “Preferred Stock”). Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolutions of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolutions of the Board of Directors providing for the issuance of such series Preferred Stock. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

SIXTH: The personal liability of Directors of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permitted under

Section 102(b)(7) of the General Corporation Law of the State of Delaware.

SEVENTH: The Corporation’s Board of Directors shall have the power to adopt, amend or repeal the Corporation’s Bylaws by a unanimous vote at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors, if notice thereof is contained in the notice of such special meeting, or by written consent as provided by Section 141(f) of the General Corporation Law of the State of Delaware.

EIGHTH: Election of Directors need not be by written ballot.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed this Certificate of Incorporation this 20th  day of December, 2006.

/s/ Gerald Chizever

Gerald Chizever, Incorporator